Exhibit 21.1

Subsidiaries of SeaWorld Entertainment, Inc.

Name	Jurisdiction of Incorporation/Organization

SeaWorld Parks & Entertainment, Inc.	Delaware

SeaWorld Parks & Entertainment LLC	Delaware

Sea World LLC	Delaware

SWBG Orlando Corporate Operations Group, LLC	Florida

SEA Holdings I, LLC	Florida

Sea World of Florida LLC	Florida

Sea World of Texas LLC	Delaware

Langhorne Food Services LLC	Delaware

SeaWorld Parks & Entertainment International, Inc.	Delaware

SeaWorld of Texas Holdings, LLC	Texas

SeaWorld of Texas Management, LLC	Texas

SeaWorld of Texas Beverage, LLC	Texas